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                                                                           EXHIBIT 12(A)

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                                                    12 Months
                                                      YEARS ENDED DECEMBER 31,                        Ended
                                  --------------------------------------------------------------     June 30,
                                     1990         1991         1992         1993         1994          1995
                                  ----------   ----------   ----------   ----------   ----------    ---------
                                                            (THOUSANDS OF DOLLARS)
Net Income....................... $  537,619   $  545,479   $  475,936   $  614,868   $  659,406    $  590,645
Plus Income Taxes (A)............    209,360      261,912      223,782      307,414      301,447       278,730
                                  ----------   ----------   ----------   ----------   ----------    ----------
Income Before Income Taxes.......    746,979      807,391      699,718      922,282      960,853       869,375
                                  ----------   ----------   ----------   ----------   ----------    ----------
Fixed Charges
  Interest Charges (B)...........    346,020      358,517      401,902      389,956      395,925       408,534
  Interest Factor in Rentals.....      9,162        9,311        9,591       11,090       12,120        12,131
                                  ----------   ----------   ----------   ----------   ----------    ----------
          Total..................    355,182      367,828      411,493      401,046      408,045       420,665
                                  ----------   ----------   ----------   ----------   ----------    ----------
Earnings Before Fixed Charges.... $1,102,161   $1,175,219   $1,111,211   $1,323,328   $1,368,898    $1,290,040
                                  ==========   ==========   ==========   ==========   ==========    ==========

Ratio............................       3.10         3.20         2.70         3.30         3.35          3.07
                                        ====         ====         ====         ====         ====          ====

(A)  Includes state income taxes and federal income taxes for other income.

(B)  Excludes 1991 and 1992 interest expense on decommissioning costs of $6,956 and $5,208, respectively.  Effective January 1, 1992, accounting was changed to follow Federal Energy
     Regulatory Commission guidelines.
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